AMENDMENT NO. 2

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT
     The Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Sector Funds, a Delaware statutory trust is hereby amended as follows:
W I T N E S S E T H:
     WHEREAS, the parties desire to amend the Agreement to add the following series portfolios: Invesco Mid-Cap Value Fund, Invesco Small-Mid Special Value Fund, Invesco Special Value Fund, Invesco Technology Sector Fund, Invesco U.S. Mid Cap Value Fund, Invesco U.S. Small Cap Value Fund, Invesco U.S. Small/Mid Cap Value Fund, Invesco Value Fund, Invesco Value II Fund, Invesco Van Kampen American Value Fund, Invesco Van Kampen Capital Growth Fund, Invesco Van Kampen Comstock Fund, Invesco Van Kampen Enterprise Fund, Invesco Van Kampen Mid Cap Growth Fund, Invesco Van Kampen Small Cap Value Fund, Invesco Van Kampen Technology Fund, Invesco Van Kampen Utility Fund and Invesco Van Kampen Value Opportunities Fund (collectively, the “Portfolios”).
     NOW, THEREFORE, the parties agree as follows;
1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT OF
AIM SECTOR FUNDS

Portfolios	Effective Date of Agreement
AIM Energy Fund	July 1, 2006

AIM Financial Services Fund	July 1, 2006

AIM Gold & Precious Metals Fund	July 1, 2006

AIM Leisure Fund	July 1, 2006

AIM Technology Fund	July 1, 2006

AIM Utilities Fund	July 1, 2006

Invesco Mid-Cap Value Fund	February 12, 2010

Invesco Small-Mid Special Value Fund	February 12, 2010

Invesco Special Value Fund	February 12, 2010

Portfolios	Effective Date of Agreement
Invesco Technology Sector Fund	February 12, 2010

Invesco U.S. Mid Cap Value Fund	February 12, 2010

Invesco U.S. Small Cap Value Fund	February 12, 2010

Invesco U.S. Small/Mid Cap Value Fund	February 12, 2010

Invesco Value Fund	February 12, 2010

Invesco Value II Fund	February 12, 2010

Invesco Van Kampen American Value Fund	February 12, 2010

Invesco Van Kampen Capital Growth Fund	February 12, 2010

Invesco Van Kampen Comstock Fund	February 12, 2010

Invesco Van Kampen Enterprise Fund	February 12, 2010

Invesco Van Kampen Mid Cap Growth Fund	February 12, 2010

Invesco Van Kampen Small Cap Value Fund	February 12, 2010

Invesco Van Kampen Technology Fund	February 12, 2010

Invesco Van Kampen Utility Fund	February 12, 2010

Invesco Van Kampen Value Opportunities Fund	February 12, 2010
     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: February 12, 2010

INVESCO ADVISERS, INC.

Attest:	/s/ Melanie Ringold	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)
AIM SECTOR FUNDS

Attest:	/s/ Melanie Ringold	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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